Exhibit 99.1

News Release
ALPHARMA RESPONDS TO UNSOLICITED
PROPOSAL BY KING PHARMACEUTICALS, INC.
Bridgewater, NJ...August 22, 2008...Alpharma, Inc. (NYSE: ALO), a global specialty pharmaceutical company, confirmed that it received this morning an unsolicited, non-binding proposal from King Pharmaceuticals, Inc. (NYSE: KG) to acquire all of the outstanding shares of Alpharma for $33.00 per share in cash. Alpharma said today’s proposal was identical in all material respects to two prior proposals made privately by King to the company.
Having thoroughly reviewed all relevant aspects of King’s proposal in consultation with its financial and legal advisors, Banc of America Securities LLC and Simpson Thacher & Bartlett LLP, respectively, and in the context of the value Alpharma is creating, Alpharma’s Board of Directors has determined the non-binding proposal to be not in the best interests of Alpharma shareholders.
Alpharma communicated its response to King in a letter sent from Dean J. Mitchell, President and Chief Executive Officer, to Brian A. Markison, King’s Chairman, President and Chief Executive Officer. The full text of the letter follows:
August 22, 2008
Mr. Brian A. Markison
Chairman of the Board,
President and Chief Executive Officer
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Dear Mr. Markison:
          Our Board has received your letter, which you also made public earlier today, outlining King Pharmaceuticals’ unsolicited, non-binding proposal to acquire Alpharma for $33.00 per share in cash.
          As you know, since you first approached me in July expressing King’s interest in a potential acquisition of our Company, I indicated, even as late as this week, that while Alpharma is not for sale and we are encouraged by our future prospects, we would consider seriously any bona fide proposal that reflected the fair value of our Company.
          You have now made three non-binding acquisition proposals, including today’s, all at the price of $33.00 per share. In consultation with its financial and legal advisors, our Board of Directors has carefully reviewed your proposals over the course of several meetings. As I communicated to you, the Board unanimously believes that the $33.00 per share proposal is
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

Exhibit 99.1

News Release
inadequate and does not reflect the Company’s inherent value. Accordingly, we would not accept an acquisition of Alpharma at the price you are proposing.
          That said, our Board takes its fiduciary duties seriously and is deeply committed to enhancing value for our shareholders. It is in that spirit that we offered to provide you with a due diligence opportunity so that we could demonstrate to you the fair and appropriate value for Alpharma. However, you declined to enter into a customary confidentiality agreement that would enable us to have an orderly evaluation process and ensure that we are able to protect the long-term interests of our shareholders. As you are well aware, a confidentiality agreement will enable us to provide non-public information that we firmly believe will demonstrate that $33.00 per share significantly undervalues Alpharma. A confidentiality agreement is also very important for us to protect sensitive, non-public information when it is being disclosed to a direct competitor.
     Our Board has deep confidence in Alpharma’s future and believes we are executing well on our strategic plan. We also believe there are a number of near-term events surrounding EMBEDA™ that will drive increased value for our shareholders in addition to the potential value of the rest of our pipeline. We are currently in a phase of investment for the Company, which we are confident will create significant value for our shareholders and do not believe is reflected in your proposal.
     We are willing to entertain a proposal from you that we believe more appropriately values the Company. To that end, we remain open to discussions with you at a price that we believe reflects the inherent value of Alpharma as well as the significant benefits, as your letter and comments to investors earlier today describe, that would accrue to King as a result of the transaction. If you have an interest in engaging in a dialogue on that basis, please contact me at your earliest convenience.
Sincerely,
Dean J. Mitchell
President and Chief Executive Officer
Statements made in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007.
About Alpharma
Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch) 1.3%.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

Exhibit 99.1

News Release
Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.
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Contact:
Jack Howarth	Kimberly Kriger/Thomas Davies
Alpharma Inc.	Kekst and Company
Vice President, Investor Relations	(212) 521-4800
Tel: 908-566-4153
Jack.howarth@alpharma.com
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Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807